COLOMBIA ENERGY RESOURCES, INC.

15% SECURED PROMISSORY NOTE DUE JANUARY 18, 2014

No. _______
$__________	__________________, 2013

FOR VALUE RECEIVED, COLOMBIA ENERGY RESOURCES, INC., a Delaware corporation (herein called the “Company”), hereby promises to pay on January 18, 2014 to ___________________________, with an address at _________________________________ _____________________________________________________ (herein called the “Holder”), the principal sum of ______________________________________ Dollars ($________), together with interest upon the principal hereof at the rate of 15% per annum. Interest on this Note shall accrue on the outstanding principal amount on this Note from the date of issuance until the date of repayment of the principal and payment of accrued interest in full. Interest shall be calculated on the basis of a 365 day year and shall be payable in cash, common shares or a combination of cash and common shares, in the Company’s discretion, at maturity. Furthermore, upon the occurrence of an event of default (as described below), then to the extent permitted by law, the Company will pay interest in cash to the Holder, payable on demand, on the outstanding principal balance of this Note from the date of the event of default until such event of default is cured at the rate of the lesser of 20% and the maximum applicable legal rate per annum. Payments hereunder shall be made at such place as the holder hereof shall designate to the undersigned, in writing, in lawful money of the United States of America. Any payment which becomes due on a Saturday, Sunday or legal holiday shall be payable on the next business day.

This Note shall, (i) upon declaration by the Holder or (ii) automatically upon acceleration pursuant to clause (c) below, become immediately due and payable upon the occurrence of any of the following specified events of default:

(a)          If the Company shall default in the due and punctual payment of the principal amount of this Note when and as the same shall become due and payable, whether at maturity or by acceleration; or

(b)          If the Company shall default in the due and punctual payment of interest on this Note when the same shall become due and payable; or

(c)          The Company shall fail to observe and perform any material term, condition or agreement in this Note, which term, condition or agreement is required on its part to be observed or performed, and such failure shall continue unremedied for a period of ten (10) days after written notice specifying such failure shall have been given to the Company by the Holder of this Note; or

(d)          If the Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking of possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing; or an involuntary case or other proceeding shall be commenced against the Company seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 60 consecutive days.

(e)          Any material representation or warranty made by the Company herein or in the Subscription Agreement shall prove to have been false or incorrect or breached in a material respect on the date as of which made and the Holder delivers written notice to the Company of the occurrence thereof; or

(f)          The Company shall (i) default in any payment of any amount or amounts of principal of or interest on any indebtedness, the aggregate principal amount of which indebtedness is in excess of $50,000 or (ii) default in the observance or performance of any other agreement or condition relating to any indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such indebtedness to cause with the giving of notice if required, such indebtedness to become due prior to its stated maturity.

Declaration of this Note being immediately due and payable by the Holder may only be made by written notice to the Company declaring the unpaid balance of the principal amount of this Note and accrued interest thereon to be due. Such declaration shall be deemed given upon the occurrence of any event specified in clause (d) above. In the event of a default, all costs of collection, including reasonable attorneys’ fees, shall be paid by the Company.

With the consent of the Holder, this Note may be prepaid by the Company in whole or in part at any time or from time to time without penalty or premium, together, in each case, with interest accrued on such principal amount to the date of such prepayment. Without the consent of, but upon at least 30 days prior written notice to, the Holder, the outstanding principal amount of this Note may be prepaid by the Company in whole or in part at any time or from time to time, together, in each case, with interest accrued on such principal amount to the date of such prepayment.

The obligations of the Company and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof.

The obligations of the Company under this Note are secured by, and the Holder of this Note is entitled to the benefits of, the (i) the Pledge and Collateral Agency Agreement, dated January 18, 2013, among the Company, Colombia CPF LLC (“CPF”) and the Law Office of Ronald N. Vance & Associates, P.C., as collateral agent (“Collateral Agent”), (ii) the Deed of Pledge, dated as of January 18, 2013, among the Company, CPF, Energia Andina Santander Resources Coöperatieve U.A. and Collateral Agent, (iii) the Pledge Agreement relating to the Mining Titles, dated January 18, 2013, between Colombia Clean Power S.A.S. (“CCP”) and the Collateral Agent, (iv) the Pledge Agreement Over the Assets of Colombia Clean Power S.A.S., dated January 18, 2013, between CCP and the Collateral Agent and (v) the Mortgage Agreement, dated January 18, 2013, between CCP and the Collateral Agent, each as may be amended and supplemented from time to time.

The Holder shall receive a liquidation preference, as described below.

(a)          In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the Holder shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other class or series of Preferred Stock, including the Series A Preferred Stock (“Preferred Stock”), an amount (the “Liquidation Preference Amount”) for every $1.00 in principal of Note equal to (i) $2.50 (subject to adjustment for stock splits, stock dividends, recapitalizations and the like) plus (ii) any accrued but unpaid dividends to which the holders of Notes are then entitled. The Company shall not issue any Preferred Stock, Common Stock or other class or series of securities ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Notes. All payments for which this (a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Notes) or a combination thereof; provided, however, that no cash shall be paid to holders of Preferred Stock or Common Stock unless each Holder has been paid in cash the full Liquidation Preference Amount to which Holder is entitled as provided herein. After payment of the full Liquidation Preference Amount to which Holder is entitled, Holder will not be entitled to any further participation as such in any distribution of the assets of the Company.

(b)          A consolidation or merger of the Company with or into any other corporation or corporations, or a sale or other disposition of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which, following such transaction(s), the holders of the outstanding voting power of the Company prior to the transaction cease to hold, directly or indirectly, a majority of the outstanding voting power of the surviving entity, shall be deemed to be a liquidation, dissolution, or winding up within the meaning of this “Liquidation Preference” section.

(c)          Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company within the meaning of this “Liquidation Preference” section, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, or twenty (20) days prior to the stockholder meeting to approve the relevant transaction, whichever is earlier, to the Holder at its address as the same shall appear on the books of the Company.

(d)          On the effective date of any liquidation, dissolution or winding up within the meaning of this “Liquidation Preference” section, the Company shall pay cash and/or such other consideration to which the Holder is entitled hereunder.

The Company for itself and its successors and assigns hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance or endorsement of this Note, and agrees that this Note shall be deemed to have been made under, and shall be interpreted and governed by reference to, the laws of the State of New York.

Except as expressly agreed in writing by the Holder, no extension of time for payment of this Note, or any installment hereof, and no alteration, amendment or waiver of any provision of this Note shall release, discharge, modify, change or affect the liability of the Company under this Note.

All of the covenants, stipulations, promises and agreements made by or contained in this Note on behalf of the undersigned shall bind its successors, whether so expressed or not.

No failure on the part of the Holder to exercise, and no delay in exercising, any right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of such rights preclude any other or further exercise thereof or the exercise of any other right.

THE COMPANY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

It is the intention of the Company and the Holder that all payments due hereunder will be treated for accounting and tax purposes as indebtedness of the Company to the Holder. Each of the Company and the Holder agrees to report such payments due hereunder for the purposes of all taxes in a manner consistent with such intended characterization.

If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions herein shall in no way be affected thereby.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its Chief Executive Officer or Chief Financial Officer as of the date hereinabove set forth.

COLOMBIA ENERGY RESOURCES, INC.

By:
Name:
Title: